Exhibit 10.1

Non-Employee Directors

BARNWELL INDUSTRIES, INC.

Summary for Restricted Stock Unit

Award Agreement

1.	Participant Name: [PARTICIPANT NAME]

2.	Grant Date: [GRANT DATE]

3.	Total Number of RSUs Granted: [QUANTITY GRANTED]

4.	Vesting Schedule. Subject to the terms of the Agreement, the RSUs shall vest and become nonforfeitable [insert vesting schedule]

BARNWELL INDUSTRIES, INC.

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Director Restricted Stock Unit Award Agreement (this “Agreement”) sets forth the terms and conditions of the restricted stock units (“Restricted Stock Units” or “RSUs”) granted by Barnwell Industries, Inc., a Delaware corporation (the “Company”), under the Barnwell Industries, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended from time to time (the “Plan”), and pursuant to the Summary of Restricted Stock Unit Award Grant (the “Summary”) set forth above.  The Summary specifies the person to whom the RSUs are granted (“Holder”), the grant date of the RSUs (the “Grant Date”), the vesting schedule of the RSUs (the “Vesting Schedule”), the aggregate number of RSUs granted to Holder, and other specific details of the grant. The Summary is deemed part of this Agreement.

ARTICLE 1.
GENERAL

1.1          Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary.

As used herein, the term “Disability” shall mean a “disability” as defined in Treasury Regulation Section 1.409A‑3(i)(4).

As used herein, the term “Restricted Stock Unit” and “RSU” shall have the meaning specified in the Plan and shall be used solely as a device for the determination of the issuance of shares of Common Stock to eventually be made to Holder if and to the extent such RSUs vest pursuant to Section 2.2 hereof.  The RSUs shall not be treated as property or as a trust fund of any kind.

1.2          Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.
GRANT OF RESTRICTED STOCK UNITS

2.1          Grant of RSUs.  Effective as of the Grant Date, the Company grants to Holder an award of RSUs as set forth in the Summary and this Agreement, upon the terms and conditions set forth in the Summary, the Plan and this Agreement.

2.2          Vesting Schedule.

(a)          Subject to Sections 2.2(b) and 2.3 hereof, the RSUs awarded pursuant to this Agreement will vest and become nonforfeitable with respect to all of the RSUs on [insert vesting schedule], subject to Holder’s continued service through the applicable vesting date, as a condition to the vesting of the RSUs and the rights and benefits under this Agreement.

(b)          Notwithstanding Section 2.2(a) hereof, and subject to Section 2.3 hereof, in the event of a Change in Control and Holder does not continue as a director of the successor entity to such Change in Control, the RSUs shall become fully vested and nonforfeitable as of the effective date of such Change in Control.  Notwithstanding Section 2.2(a) hereof, if the Holder dies or has a Termination of Service due to Disability, the unvested RSUs shall become fully vested and nonforfeitable as of the date of such Holder’s death or Termination of Service due to Disability, as applicable.

2.3          Discontinuation of Service Other than as a Result of Death or Disability.  If the Holder’s service on the Company’s Board of Directors is discontinued for any reason other than death or Disability, then all unvested RSUs are forfeited on the date of termination of service; provided, however that if the Holder makes themselves available and consent to be nominated by the Company for continued service as a Director of the Company, but are not nominated by the Board of Directors of the Company for election by the shareholders, then the RSUs shall vest in full as of Holder’s last date of service as a director with the Company.

2.4         Issuance of Shares upon Vesting.  As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock equal to the number of such RSUs that vested on the applicable vesting date, less to the extent applicable, the number of shares of Common Stock withheld in accordance with Section 2.5(b).  The shares of Common Stock delivered hereby shall be represented either by one or more stock certificates or by book entry, as determined by the Company in its sole discretion.  Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued in the time frame specified above due to the effects of Section 2.6(a), (b) or (c) hereof, then the shares of Common Stock shall be issued as soon as administratively practicable after the Committee determines that shares of Common Stock can again be issued in accordance with Sections 2.6(a), (b) and (c) hereof (but in no event later than the deadline required to comply with the “short-term deferral” exemption under Section 409A of the Code).

2.5          Responsibility for Taxes.

(a)          Holder agrees and acknowledges that Holder will consult with his or her personal tax advisor regarding any income tax, social insurance contributions or other tax-related items legally applicable or deemed legally applicable to Holder (“Tax-Related Items”) that may arise in connection with the RSUs and Holder’s participation in the Plan.  Holder is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents in relation to the RSUs and this Agreement.  The Company shall not be responsible for payment of any Tax-Related Items, unless it is required to withhold Tax-Related Items under applicable law. Holder further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant of the RSUs, the vesting or settlement of the RSUs, the issuance of shares of Common Stock in settlement of the RSUs, the subsequent sale of the shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result.

(b)          The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are Holder’s sole and absolute responsibility, are withheld or collected from Holder, if and to the extent required by applicable law.  If withholding of Tax-Related Items is required by applicable law, the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of the following methods:  (i) withholding from Holder’s cash fees or other compensation paid to Holder by the Company; (ii) causing Holder to tender a cash payment (i.e., check or bank wire); (iii) withholding from the proceeds of the sale of shares of Common Stock issued upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization); or (iv) any other method determined by the Company, to the extent permitted under the Plan and applicable laws.  Further, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the country in which tax is due (to the extent permitted by the Plan). In the event of over-withholding, Holder may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent) or, if not refunded, Holder may be able to seek a refund from the applicable tax authorities In the event of under-withholding, Holder may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Holder will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(c)          The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied Holder’s obligations in connection with the Tax-Related Items resulting from the RSUs or the shares of Common Stock subject to the RSUs.

2.6          Conditions to Delivery of Common Stock; Legal Requirements.  The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company.  Such shares of Common Stock shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)          The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)         The completion and maintenance of any registration or other qualification of such shares of Common Stock under any U.S. and non-U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)          The obtaining of any approval or other clearance from any U.S. or non-U.S. state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)          The lapse of such reasonable period of time following the vesting of any RSUs as the Committee may from time to time establish for reasons of administrative convenience.

2.7          Rights as Stockholder.  Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such Holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 8 of the Plan.

ARTICLE 3.
OTHER PROVISIONS

3.1         Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Holder, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2          Grant is Not Transferable.  During the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the vested RSUs have been issued. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3          Binding Agreement.  Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4          Adjustments Upon Specified Events.  The Committee may accelerate the vesting of the RSUs and the issuance of shares of Common Stock with respect to vested RSUs in such circumstances as it, in its sole discretion, may determine; provided, however, that if the RSUs were deemed to constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, no acceleration of the issuance of the shares of Common Stock may occur other than as expressly permitted under Section 409A.  In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 8 of the Plan, the Committee shall make any appropriate adjustments in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs.  Holder acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 8 of the Plan.

3.5          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	Barnwell Industries, Inc.
1100 Alakea Street Suite 500
Honolulu, HI 96813

Attn: Russell M. Gifford, Corporate Secretary

If to Holder:	Address of the Holder on file with Barnwell Industries, Inc.

3.6          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7        Governing Law / Venue.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of RSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Hawaii and agree that such litigation shall be conducted only in the courts of Honolulu County, Hawaii, or the federal courts for the United States for the District of Hawaii and no other courts, where this grant is made and/or to be performed.

3.8        Conformity to Securities Laws.  Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9          Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan and subject to Section 3.8, Section 3.11, Section 3.14 and Section 3.17 hereof, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.10        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.11       Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12        No Right to Continued Service.  Nothing in this Agreement or the Plan confers upon Holder any right to continue in service for any period of specific duration.

3.13        Entire Agreement.  The Plan, the Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.14       Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A‑1(b)(4) or otherwise.  However, to the extent that the RSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent.  Notwithstanding any other provision of the Plan, the Summary or this Agreement, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Plan, the Summary or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.  Nothing in this Agreement, the Plan or the Summary shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to Holder or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.

3.15       Limitation on Holder’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Holder will have no right to the issuance of shares of Common Stock with respect to the RSUs.  Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the RSUs granted under the Plan, Holder’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Holder’s consent to participate in the Plan.  Holder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.

3.17      Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Holder’s participation in the Plan, on the RSUs or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable or legal or administrative reasons, and to require Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.18        Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

3.19        Waiver.  Holder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Holder or any other Holder.

3.20       No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice with respect to the RSUs, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying shares of Common Stock.  Holder should consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan and the RSUs.

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth in this Agreement.

BARNWELL INDUSTRIES, INC.	HOLDER

Signed Electronically	Signed Electronically

Alexander C. Kinzler
Chief Executive Officer